================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  --------------------------------------------

                                Amendment No. 1

                                       to

                                    FORM 8-K

                   PURSUANT TO SECTION 12, 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): October 1, 1997

 -------------------------------------------------------------------------------


                       WALDEN RESIDENTIAL PROPERTIES, INC.
             (Exact name of Registrant as specified in its Charter)

     MARYLAND                            1-12592                    75-2506197
  (State or other jurisdiction     (Commission file number)   (I.R.S. Employer Identification
of incorporation or organization)                                        Number)


                               One Lincoln Centre
                           5400 LBJ Freeway, Suite 400
                               Dallas, Texas 75240
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (972) 788-0510




                                 Not Applicable
          (Former name or former address, if changed since last report)





================================================================================

EXPLANATORY NOTE

        Walden Residential Properties, Inc.(the "Company"), a Maryland Corporation, hereby amends its Current Report on Form 8-K, dated October 1, 1997, by revising its proforma condensed combined balance sheet for the year ended December 31, 1996, and the proforma condensed combined statements of income for the year ended December 31, 1996 and the six months ended June 30, 1997, by reclassifying the convertible equity securities formerly reported as a component of stockholders' equity in its consolidated balance sheets to minority interest and by restating its statements of income to reflect distributions or income on such convertible equity securities as income allocated to minority interest which is deducted in arriving at net income. The Company believes these changes are necessary to conform the Company's financial statements to generally accepted accounting principles. These changes will have no impact on the financial condition, business or assets of the Company and do not change the Company's net income available to common stockholders, net income per share, or funds from operations.

                       WALDEN RESIDENTIAL PROPERTIES, INC.

Item 2.  Acquisition or Disposition of Assets.............................................2

Item 7.  Financial Statements and Exhibits

         a.       Financial Statements of Audited Acquisition Properties..................7

                  Drever Partners, Inc. and Affiliates

                           Independent Auditors' Report...................................8

                           Combined Balance Sheets as of June 30, 1997 (Unaudited)
                             and December 31, 1996 and 1995...............................9

                           Combined Statements of Income for the Six Months Ended
                             June 30, 1997 and 1996 (Unaudited) and the Years Ended
                             December 31, 1996, 1995 and 1994.............................10

                           Combined Statements of Stockholders' Equity for the
                             Six Months Ended June 30, 1997 (Unaudited) and the
                             Years Ended December 31, 1996, 1995 and 1994.................11

                           Combined Statements of Cash Flows for the Six Months
                             Ended June 30, 1997 and 1996 (Unaudited) and the
                             Years Ended December 31, 1996, 1995 and 1994.................12

                           Notes to Combined Financial Statements.........................13

         b.       Pro Forma Financial Information of
                    Walden Residential Properties, Inc....................................26

                  Pro Forma Condensed Combined Balance Sheet
                    as of June 30, 1997 (Unaudited) (As Restated).........................28

                  Notes to Unaudited Pro Forma Condensed Combined
                    Balance Sheet as of June 30, 1997 (As Restated).......................29

                  Pro Forma Condensed Combined Statement of Income
                    for the Six Months Ended June 30, 1997 (Unaudited) (As Restated)......31

                  Pro Forma Condensed Combined Statement of Income
                    for the Year Ended December 31, 1996 (Unaudited) (As Restated)........32

                  Notes to Unaudited Pro Forma Condensed Combined
                    Statements of Income for the Six Months Ended
                    June 30, 1997 and the Year Ended December 31, 1996 (As Restated)......33

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

         Acquisitions

         On October 1, 1997, Walden Residential Properties, Inc., (the "Company") acquired the assets and business of Drever Partners, Inc. and Affiliates ("DPI") through an acquisition (the "Acquisition") pursuant to an Exchange Agreement and a Contribution Agreement each dated as of May 21, 1997 by and between the Company and DPI. Certain aspects of the Acquisition were approved by the stockholders of the Company at a special meeting held on September 29, 1997 and the limited partners of each of the 18 limited partnerships of DPI and DPI's shareholders agreed to the exchange of their partnership interests and shares for Units (as defined below) and cash. The combined company will continue to operate as Walden Residential Properties, Inc.

         DPI is a privately held company based in San Francisco, California and Houston, Texas. DPI owned and managed 79 apartment properties, containing 18,118 apartment units in Texas, Arizona, Georgia, and California.

         The transaction value was $685 million, consisting of $303 million in operating partnership units ("Units") issued by Walden/Drever Operating Partnership ("WDOP") which are convertible, on or after the first anniversary of issuance, into $245 million of Walden Common Stock (10,322,580 shares) and $58 million of preferred stock (2,000,000 shares of 9% Redeemable Preferred Stock) with detachable warrants (6,666,667 Series B Warrants, each of which is exercisable for one-third of on share of Common Stock at $26.875 per share) and $95 million in cash. The balance of the consideration consisted of the assumption of $287 million of mortgage debt. The Company borrowed under its unsecured credit facility for the cash portion of the Acquisition as follows:


Cash consideration to DPI........................................   $85,000,000
Transaction costs including loan prepayment penalties............     9,300,000
                                                                    ------------
Credit Facility borrowings.......................................   $94,300,000
                                                                    ===========

         At the time of the closing of the Acquisition, none of the shareholders or partners of DPI were affiliated with the Company, any director or officer of the Company or any associate of any such director or officer. The properties were previously operated by DPI as multifamily apartment properties, and it is the intent of the Company to continue to operate the properties as multifamily apartment properties.

         Subsequent to the closing of the Acquisition, the Company utilized an unsecured bridge loan for $110 million and an additional borrowing of $10.1 million on the credit facility to pay off several of the DPI mortgages. The unsecured bridge loan matures November 3, 1997 which can be extended to December 29, 1997 and bears interest at LIBOR plus 1.375% for a total rate of 7.0625% as of October 1, 1997.

                      DREVER PARTNERS, INC. AND AFFILIATES
                                   PROPERTIES

                                                                                                                   Average Monthly
                                                                                                 Occupancy          Rent per Unit
                                                      Number          Year        Average    -------------------  ----------------
                                                        of        Construction   Apt. Size     As of      As of   December  August
Location                   Property Name               Units        Completed    (Sq. Ft.)   12/31/96   10/06/97    1996     1997
--------                   -------------            ---------     ------------   ---------   --------   --------  --------  ------
Atlanta, GA              Saratoga Springs               266          1985           840        98%        94%        605        629
Atlanta, GA              Shannon Chase                  156          1987         1,047        97%        94%        641        669
Atlanta, GA              Villas at Indian Trials        236          1986         1,026        90%        92%        663        677
                                                      -----          ----         -----      -----      -----        ---        ---

     Atlanta Total/Weighted Average                     658          1986           956        95%        93%        634        656
                                                      -----          ----        ------      -----      -----        ---        ---

Austin, TX               Arbors of Wells Branch         212          1986           737        92%        96%        590        548
Austin, TX               Audubon Square                 164          1985           850        91%        93%        609        609
Austin, TX               Lakes of Renaissance           308          1987           698        92%        94%        567        577
Austin, TX               Oakridge                       253          1978           687        96%        96%        551        560
Austin, TX               Polo Club                      304          1986           670        95%        96%        531        530
Austin, TX               Shadow Creek                   420          1982           750        93%        95%        530        531
                                                      -----          ----        ------      -----      -----        ---        ---

     Austin Total/Weighted Average                    1,661          1984           723        93%        95%        556        554
                                                      -----          ----        ------      -----      -----        ---        ---

Corpus Christi, TX       Rafters, The                   250          1984           866        91%        95%        548        559
Corpus Christi, TX       Wharf, The                     250          1984           866        97%        94%        564        589
Corpus Christi, TX       Willowick                      250          1984           866        98%        97%        557        582
                                                      -----          ----        ------      -----      -----        ---        ---

     Corpus Christi Total/Weighted Average              750          1984           866        95%        95%        556        577
                                                      -----          ----        ------      -----      -----        ---        ---

Dallas, TX               Arbor Creek                    280          1984           774        93%        96%        562        584
Dallas, TX               Bent Creek                     326          1980           718        91%        97%        479        490
Dallas, TX               Brittany Park                  217          1978           892        96%        93%        592        616
Dallas, TX               Canyon Ridge                   164          1983           737        99%        96%        540        566
Dallas, TX               Casa Valley                    150          1986           873        93%        91%        675        645
Dallas, TX               Creekwood Village              362          1985           709        95%        92%        503        517
Dallas, TX               La Prada Club                  273          1985           819        95%        95%        575        580
Dallas, TX               Montfort Oaks                  276          1979           781        97%        98%        579        597


                      DREVER PARTNERS, INC. AND AFFILIATES
                                   PROPERTIES

                                                                                                                    Average Monthly
                                                                                                 Occupancy          Rent per Unit
                                                      Number          Year        Average    -------------------  ----------------
                                                        of        Construction   Apt. Size     As of      As of   December  August
Location                   Property Name               Units        Completed    (Sq. Ft.)   12/31/96   10/06/97    1996     1997
--------                   -------------            ---------     ------------   ---------   --------   --------  --------  ------
Dallas, TX               Shadowridge Village              144          1985         825         95%       94%        606      614
Dallas, TX               Trinity Mills                    208          1982         783         96%       96%        570      603
Dallas, TX               Trinity Oaks                     240          1983         626         96%       95%        518      530
                                                        -----          ----      ------       -----     -----        ---      ---

     Dallas Total/Weighted Average                      2,640          1983         767         95%       95%        553      567
                                                        -----          ----      ------       -----     -----        ---      ---

Houston, TX              Arbor Point                       65          1984         877         98%       95%        607      606
Houston, TX              Ashton Woods                     177          1978         854         96%       98%        468      482
Houston, TX              Aston Brook                      152          1982         785         92%       98%        432      447
Houston, TX              Bar Harbor                       316          1983         662         97%       97%        462      476
Houston, TX              Bayou Oaks                       210          1984         755         93%       96%        445      466
Houston, TX              Brandon Oaks                     196          1984         862         94%       97%        512      529
Houston, TX              Briarcrest                       376          1982         789         95%       93%        469      494
Houston, TX              Brookfield                       250          1984         756         96%       98%        473      485
Houston, TX              Camden Court                     136          1982         766         94%       96%        405      414
Houston, TX              Carriage Hill                    252          1980         960         95%       98%        538      552
Houston, TX              Central Park Condos               93          1985       1,065         95%       90%        670      702
Houston, TX              Central Park Regency             348          1983         917         97%       96%        543      557
Houston, TX              Charleston, The                  312          1981         726         98%       99%        437      450
Houston, TX              Cimarron Park                    162          1984         832         99%       94%        506      536
Houston, TX              Cimarron Parkway                 272          1983         876         98%       97%        501      523
Houston, TX              Colony Oaks                      162          1967       1,028         97%       99%        583      590
Houston, TX              Colorado Club                    300          1986         753         95%       95%        513      512
Houston, TX              Enclave, The                     384          1984         859         93%       95%        537      547
Houston, TX              Georgetown                       131          1968       1,648        100%       97%        962      979
Houston, TX              Georgetown II                     25          1968         810        100%      100%        599      597
Houston, TX              Harbor Pointe                    198          1968         903         91%       96%        616      619
Houston, TX              Harpers Mill                     180          1981         796         94%       94%        443      454
Houston, TX              Hidden Lake                      440          1986         724         94%       97%        614      630

                      DREVER PARTNERS, INC. AND AFFILIATES
                                   PROPERTIES

                                                                                                                  Average  Monthly
                                                                                                 Occupancy          Rent per Unit
                                                      Number          Year        Average    -------------------  ----------------
                                                        of        Construction   Apt. Size     As of      As of   December  August
Location                   Property Name               Units        Completed    (Sq. Ft.)   12/31/96   10/06/97    1996     1997
--------                   -------------            ---------     ------------   ---------   --------   --------  --------  ------
Houston, TX              Holiday on Hayes               312          1981           803        96%        98%        509     527
Houston, TX              Hunt Club, The                 204          1984           666        98%       100%        433     446
Houston, TX              Huntley, The                   214          1985           771        92%        95%        603     611
Houston, TX              Live Oak                       162          1978           750        94%        99%        487     501
Houston, TX              Meadows on Memorial             96          1982           999        99%        97%        588     604
Houston, TX              Mill Creek                     174          1982           860        96%        96%        454     472
Houston, TX              Monticello                     244          1983           834        95%        96%        473     490
Houston, TX              Northwoods                     200          1978         1,188       100%        97%        639     659
Houston, TX              One Cypress Landing            464          1979           772        94%        94%        412     432
Houston, TX              One Westfield Lake             246          1984         1,095        95%        97%        596     617
Houston, TX              One Willow Park                178          1984           787        99%        93%        475     494
Houston, TX              Pathway                        144          1978           969        97%        96%        627     647
Houston, TX              Pine Creek                     216          1980           788        96%        88%        449     471
Houston, TX              Polo Club I                    228          1981           708        90%        97%        404     413
Houston, TX              Polo Club II                   292          1982           737        91%        97%        420     426
Houston, TX              Richmond Green                 224          1980           958        97%        96%        619     632
Houston, TX              Riverwalk                      184          1984           764        95%        94%        491     511
Houston, TX              Silverado                      344          1979           724        98%        97%        485     506
Houston, TX              Stony Creek                    252          1980           771        94%        95%        439     456
Houston, TX              Timbers on Cranbrook           274          1984           755        97%        98%        437     461
Houston, TX              Tranquility Lake                90          1983           938        91%        97%        689     692
Houston, TX              Willow Chase                   136          1983           766        96%        97%        448     416
Houston, TX              Wimbledon                      161          1978           960        98%        98%        533     556
Houston, TX              Woodborough                    320          1983           696        98%        99%        403     418
Houston, TX              Woodchase                      270          1978           935        98%        94%        571     588
Houston, TX              Woodedge                       126          1982           902        98%        97%        513     523

                      DREVER PARTNERS, INC. AND AFFILIATES
                                   PROPERTIES

                                                                                                             Average Monthly
                                                                                           Occupancy         Rent per Unit
                                                Number          Year        Average   -------------------   ----------------
                                                 of        Construction   Apt. Size     As of      As of    December  August
Location                 Property Name          Units        Completed    (Sq. Ft.)   12/31/96   10/06/97     1996     1997
--------                 -------------         -------     ------------   ---------   --------   --------   --------  ------
Houston, TX              Woodlake                  315          1976          770        98%        98%      495       508
                                                ------          ----       ------      -----        ---      ---       ---

     Houston Total/Weighted Average             11,207          1981          830        96%        96%      508       522
                                                ------          ----       ------      -----        ---      ---       ---

     Texas Total/Weighted Average               16,258          1981          811        95%        96%      521       535
                                                ------          ----       ------      -----        ---      ---       ---

Phoenix, AZ              Crestwood                 276          1984          541        92%        98%      437       449
Phoenix, AZ              Fairways                  160          1981          739        97%        93%      517       521
Phoenix, AZ              Garden Place              286          1979          808        97%        94%      546       568
                                                ------          ----       ------      -----        ---      ---       ---

     Phoenix Total/Weighted Average                722          1981          691        95%        95%      498       512
                                                ------          ----       ------      -----        ---      ---       ---

San Diego, CA            Felicita Creek            136          1987          768        96%        99%      606       628
San Diego, CA            Park Bonita               184          1984          838        97%        96%      741       769
San Diego, CA            Sun Ridge                 160          1986          843        96%        96%      591       608
                                                ------          ----       ------      -----        ---      ---       ---

     San Diego Total/Weighted Average              480          1986          820        96%        97%      643       675
                                                ------          ----       ------      -----        ---      ---       ---

     Portfolio Total/Weighted Average           18,118          1982          812        95%        96%      524       542
                                                ======          ====       ======      =====        ===      ===       ===

ITEM 7A.          FINANCIAL STATEMENTS OF AUDITED ACQUISITION PROPERTIES

                          INDEPENDENT AUDITORS' REPORT

To the Directors, Stockholders and Partners of
Drever Partners, Inc. and Affiliates

         We have audited the accompanying combined balance sheets of Drever Partners, Inc. and affiliates as of December 31, 1996 and 1995, and the related combined statements of operations, partners'/stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Drever Partners, Inc. and affiliates. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Drever Partners, Inc. and affiliates at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


/ s /   Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dallas, Texas
June 27, 1997
October 1, 1997 as to Note 14

                      DREVER PARTNERS, INC. AND AFFILIATES
                             COMBINED BALANCE SHEETS
                             (Dollars in thousands)


                                                                                           December 31,
                                                                                      ----------------------
                                                                   June 30, 1997        1996          1995
                                                                   -------------      ---------    ---------
                                                                    (Unaudited)
                                                      ASSETS
Real estate assets, at cost:
     Land.......................................................    $  70,108         $  70,336    $  70,336
     Buildings and improvements.................................      466,413           464,432      452,852
     Less accumulated depreciation..............................     (109,649)          (99,260)     (76,812)
                                                                    ---------         ---------    ---------
         Total real estate assets...............................      426,872           435,508      446,376
Rent and other receivables......................................          421               479          326
Receivables from related parties................................        3,201             2,957        1,700
Prepaid and other assets........................................        1,305               765        3,674
Deferred financing costs, net...................................        3,339             3,741        4,417
Deferred tax asset..............................................          174               174          268
Cash and cash equivalents.......................................       11,318            10,866       11,828
Restricted cash.................................................        2,537             4,402        6,549
                                                                    ---------         ---------    ---------
     Total assets...............................................    $ 449,167         $ 458,892    $ 475,138
                                                                    =========         =========    =========


                                   LIABILITIES AND PARTNERS'/STOCKHOLDERS' EQUITY

Liabilities:
     Mortgage notes payable.....................................    $ 287,266         $ 290,854    $ 293,702
     Other long-term debt.......................................          626               759        1,469
     Investor notes payable.....................................        6,336             6,497        6,594
     Accrued real estate taxes..................................        5,845             9,699        9,365
     Accounts payable...........................................        2,473             3,481        3,033
     Payable to related parties.................................          318               301          538
     Accrued expenses and other liabilities.....................        8,265             8,056        7,823
                                                                    ---------         ---------    ---------
         Total liabilities......................................      311,129           319,647      322,524
                                                                    ---------         ---------    ---------
Commitments and contingencies (Note 11)
Partners'/Stockholders' equity:
     Partners' capital..........................................      182,806           179,559      182,213
     Common stock...............................................           25                25           25
     Treasury stock.............................................         (371)             (371)        (371)
     Additional paid-in capital.................................          639               639          639
     Accumulated deficit........................................      (45,061)          (40,607)     (29,892)
         Total partners'/stockholders' equity...................      138,038           139,245      152,614
                                                                    ---------         ---------    ---------
Total liabilities and partners'/stockholders' equity............    $ 449,167         $ 458,892    $ 475,138
                                                                    =========         =========    =========


                   See notes to combined financial statements.

                      DREVER PARTNERS, INC. AND AFFILIATES
                        COMBINED STATEMENTS OF OPERATIONS
                             (Dollars in thousands)


                                               Six Months Ended
                                                    June 30,                   Years Ended December 31,
                                            ------------------------      ----------------------------------------
                                               1997          1996            1996           1995          1994
                                            ------------------------      ----------     ---------     -----------
                                                 (Unaudited)
REVENUES
     Rental income ....................     $  54,635      $  53,007      $ 107,344      $ 101,630      $  84,935
     Other property income ............         1,633          1,584          3,259          3,025          2,463
     Construction revenue .............           647            919            308
     Interest income ..................           229            230            620            979            750
     Other income (expense) ...........          (200)          (178)        (1,092)           508          1,668
                                            ---------      ---------      ---------      ---------      ---------
         Total revenues ...............        56,297         55,290        111,050        106,450         89,816
                                            ---------      ---------      ---------      ---------      ---------
EXPENSES:
     Property operating and
       maintenance ....................        20,048         19,697         40,682         40,060         33,585
     Real estate taxes ................         5,780          5,689         11,486         11,051          8,940
     Construction cost of sales .......           652            891            240
     General and administrative .......         4,209          4,729          9,343          9,654         10,485
     Interest .........................        11,060         11,445         22,909         23,412         19,531
     Amortization .....................           430            440            888            953            794
     Depreciation .....................        11,278         11,461         22,888         21,227         17,050
                                            ---------      ---------      ---------      ---------      ---------
         Total expenses ...............        52,805         54,113        109,087        106,597         90,385
                                            ---------      ---------      ---------      ---------      ---------
OPERATING INCOME (LOSS) ...............         3,492          1,177          1,963           (147)          (569)
     Gain (loss) on disposition of
       property .......................          (170)            --             --            (90)           156
     Loss on debt forgiveness .........                                                       (455)
                                            ---------      ---------      ---------      ---------      ---------

INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM AND
  INCOME TAXES ........................         3,322          1,177          1,963           (692)          (413)
INCOME TAXES ..........................          (322)          (243)          (647)          (487)          (373)
                                            ---------      ---------      ---------      ---------      ---------
INCOME(LOSS) BEFORE
  EXTRAORDINARY ITEM ..................         3,000            934          1,316         (1,179)          (786)
     Extraordinary gain (loss) on
       debt extinguishment ............            --             71            348             --           (735)
                                            ---------      ---------      ---------      ---------      ---------
NET INCOME (LOSS) .....................     $   3,000      $   1,005      $   1,664      $  (1,179)     $  (1,521)
                                            =========      =========      =========      =========      =========



                   See notes to combined financial statements.

                      DREVER PARTNERS, INC. AND AFFILIATES
              COMBINED STATEMENTS OF PARTNERS'/STOCKHOLDERS' EQUITY
                   SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (In thousands)


                                                                                                                         Total
                                                                                          Additional                   Partners'/
                                                    Partners'    Common Stock  Treasury    Paid-In    Accumulated    Stockholders'
                                                     Capital     Shares Amount  Stock      Capital      Deficit         Equity
                                                    ---------    ------ ------ --------   ----------  -----------    -----------
Partners'/stockholders' equity at
     January 1, 1994............................    $ 102,232    15,000  $ 15    $ (41)      607       $ (10,688)    $   92,125
     Net income (loss)..........................        7,671                                             (9,192)        (1,521)
     Contributions..............................       80,323                                                            80,323
     Distributions..............................      (14,646)                                                          (14,646)
     Purchase of treasury stock.................                                  (330)                                    (330)
                                                    ---------    ------  ----   ------       ---       ---------     ----------

Partners'/stockholders' equity at
     December 31, 1994..........................      175,580    15,000    15     (371)      607         (19,880)      155,951
     Net income (loss)..........................        8,833                                            (10,012)       (1,179)
     Contributions..............................       12,304                                                           12,304
     Distributions..............................      (14,504)                                                         (14,504)
     Common stock issued........................                 10,000    10                 32                            42
                                                    ---------    ------  ----   -----       ---        ---------     ---------

Partners'/stockholders' equity at
     December 31, 1995..........................      182,213    25,000    25    (371)      639          (29,892)      152,614
     Net income (loss)..........................       12,379                                            (10,715)        1,664
     Distributions..............................      (15,228)                                                         (15,228
     Contributions..............................          195                                                              195
                                                    ---------    ------  ----   -----       ---        ---------     ---------

Partners'/stockholders' equity at
     December 31, 1996..........................      179,559    25,000    25    (371)      639          (40,607)      139,245
     Net income (loss) (unaudited)..............        7,454                                             (4,454)        3,000
     Distributions (unaudited)..................       (4,207)                                                          (4,207)
                                                    ---------    ------  ----   -----       ---        ---------     ---------

Partners'/stockholders' equity at
     June 30, 1997 (unaudited)..................    $(182,806)   25,000  $ 25   $(371)      639        $ (45,061)    $ 138,038
                                                    =========    ======  ====   =====       ===        =========     =========



                   See notes to combined financial statements

                      DREVER PARTNERS, INC. AND AFFILIATES
                        COMBINED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                         Six Months Ended
                                                             June 30,                   Years Ended December 31,
                                                      ------------------------     ----------------------------------------
                                                        1997           1996          1996            1995            1994
                                                      -------        ---------     ---------      ---------       ---------
                                                            (Unaudited)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
     Net income (loss) ..........................     $   3,000      $   1,005      $   1,664      $  (1,179)     $  (1,521)
     Adjustments to reconcile net
       income (loss) to net cash
       provided by operating activities:
         Depreciation and amortization ..........        11,708         11,901         23,776         22,180         17,844
         (Gain)/loss on disposition of
           real property ........................           170                                           90           (156)
         Extraordinary (gain) loss on
           debt extinguishment ..................                          (71)          (348)           455            735
         Deferred income tax ....................                                          94            756           (423)
         Net effect of changes in
           operating accounts:
              Restricted cash ...................         1,865          3,230          2,147          1,366           (654)
              Other assets ......................          (598)         1,090          2,469         (6,723)           702
              Receivables .......................            58           (303)          (153)           118            632
              Receivables from related parties ..          (244)           219         (1,257)         1,445            214
              Accrued real estate taxes .........        (3,854)        (3,846)           334          1,620          3,372
              Accounts payable ..................        (1,008)          (795)           448            (58)           340
              Payables to related parties .......            17              9           (237)        (1,038)             4
              Other liabilities .................           209          1,498            233           (226)         1,204
                                                      ---------      ---------      ---------      ---------      ---------
                  Net cash provided by
                    operating activities ........        11,323         13,937         29,170         18,806         22,293
CASH FLOWS FROM INVESTING
  ACTIVITIES:
     Purchase of real estate assets .............                                                    (20,257)      (113,056)
     Real estate asset additions ................        (4,105)        (6,264)       (11,580)       (21,851)       (19,494)
     Proceeds from disposition of real property .                                                        110          1,485
                                                      ---------      ---------      ---------      ---------      ---------
         Net cash used in investing activities ..        (4,105)        (6,264)       (11,580)       (41,998)      (131,065)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
     Contributions received .....................                          195            195         12,304         80,323
     Distributions paid to partners .............        (4,207)        (6,108)       (15,228)       (14,504)       (14,646)
     Common stock issued ........................                                                         42
     Proceeds from mortgage notes payable .......                       21,380         39,080         17,389        163,127
     Payment of mortgage notes payable ..........                      (20,700)       (36,978)                      (98,181)
     Principal reductions of debt ...............        (2,237)        (2,511)        (4,380)        (4,000)        (2,713)
     Payment of financing costs .................           (28)           (75)          (434)        (1,266)        (3,179)
     Payment of investor notes ..................          (161)           (97)           (97)          (120)          (737)
     Payment of other long-term debt ............          (133)          (664)          (710)          (948)          (160)
                                                      ---------      ---------      ---------      ---------      ---------
         Net cash (used in) provided by
           financing activities .................        (6,766)        (8,580)       (18,552)         8,897        123,834
                                                      ---------      ---------      ---------      ---------      ---------
NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS .....................           452           (907)          (962)       (14,295)        15,062
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD ...........................        10,866         11,828         11,828         26,123         11,061
                                                      ---------      ---------      ---------      ---------      ---------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD .................................     $  11,318      $  10,921      $  10,866      $  11,828      $  26,123
                                                      =========      =========      =========      =========      =========
SUPPLEMENTAL DISCLOSURES
  OF CASH FLOW INFORMATION:
     Cash paid for interest .....................     $  11,051      $  11,414      $  22,318      $  22,861      $  18,021
                                                      =========      =========      =========      =========      =========
     Income taxes paid ..........................     $     325      $     376      $     391      $     655      $     165
                                                      =========      =========      =========      =========      =========
SUPPLEMENTAL NON CASH
  FINANCING ACTIVITIES:
     Obligation incurred for treasury stock.....      $      --      $      --      $      --      $      --      $     330
                                                      =========      =========      =========      =========      =========
     Debt assumed by purchaser of property ......     $   1,351      $      --      $      --      $      --      $      --
                                                      =========      =========      =========      =========      =========



                   See notes to combined financial statements.

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1.       BASIS OF PRESENTATION AND ORGANIZATION

         Drever Partners, Inc. and affiliates (collectively "Drever") consists of Drever Partners, Inc. and its majority owned subsidiaries Concierge Management Corporation ("CMC"), Drever Construction Corporation, Inc. ("DCC"), Concierge Realty & Finance Corporation ("CRFC"), Drever McIntosh & Co. ("DM & Co.") (collectively "DPI"), two affiliated corporations, 18 limited partnerships (collectively the "Partnerships" or individually the "Partnership") and an affiliated entity, which collectively owned and operated 79 multifamily apartment properties (the "Properties") as of June 30, 1997, 80 properties as of December 31, 1996 and 1995, and 79 properties as of December 31, 1994. CMC serves as the property management company for the Properties, DCC performs construction and maintenance services, CRFC assists in real estate acquisitions and financings and DM & Co. performs asset management services for certain of the Partnerships.

         Drever Partners, Inc. is the general partner in each of the Partnerships except for Apartment Opportunity Fund, L.P. ("AOF") and Apartment Opportunity Fund II, L.P. ("AOFII"). AOF, Inc. is an affiliate of DPI and the general partner of AOF Newgen, L.P., which is, in turn, the general partner of AOF. AOFII, Inc. is an affiliate of DPI and the general partner of AOFII.

         Drever owns properties in Texas, Arizona, California and Georgia consisting of 18,118 apartment units.

         On May 21, 1997, Drever entered into a definitive agreement with Walden Residential Properties, Inc. ("Walden") which, if consummated, will result in the combination of Walden, DPI and the Partnerships. The transaction value is approximately $670 million, consisting of $295 million in operating partnership units to be issued by Walden Drever Operating Partnership ("WDOP") which are convertible into $240 million in Walden Common Stock (10,322,580 shares) and $55 million in preferred stock (2,000,000 shares of 9% Redeemable Preferred Stock) with detachable warrants (6,666,667 Series B Warrants, each of which is exercisable for one-third of one share of Common Stock at $26.875 per share) and $85 million in cash. The balance of the consideration consists of the assumption of approximately $290 million of mortgage debt. Pursuant to the agreement, Walden will offer to acquire the partnership interest of each limited partner in exchange for that portion of the transaction consideration which would have been allocable to such partner under the applicable partnership agreement assuming that the transaction had been structured as a sale of the Partnerships' underlying assets. The transaction is contingent upon limited partners owning more than 50% of the total limited partner interests in AOF and AOF II accepting their respective exchange offers. The transaction also requires the majority consent of the Walden common shareholders.

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 - (CONTINUED)

2.       Summary of Significant Accounting Policies

         PRINCIPLES OF COMBINATION -- The accompanying combined financial statements include the consolidated accounts of DPI; AOF, Inc.; AOFII, Inc.; the accounts of the Partnerships; and the affiliated entity, since DPI or one of its affiliates is the general partner of the Partnerships and consequently controls and manages their operations. All material inter-entity transactions and balances are eliminated in the combination.

         INCOME RECOGNITION -- Rental, interest and other income are recorded using the accrual method of accounting as earned.

         PROPERTY CONCENTRATION -- As of December 31, 1996, Drever owned 80 multifamily properties in four states, with 90% of its apartment units located in Texas and 10% located in Arizona, Georgia and California. Of the total units owned, 11,207 units, or 62%, are located in the Houston area. Apartment units are leased to residents on terms of one year or less, with monthly rental payments due in advance. In management's opinion, due to the number of residents and the type of markets in which the properties operate and the collection terms, there is not a significant concentration of credit risk.

         CASH AND CASH EQUIVALENTS -- All cash and investments in money market accounts, excluding restricted cash, that have a maturity of three months or less at the time of purchase are considered to be cash and cash equivalents.

         RESTRICTED CASH -- Restricted cash consists of security deposits and escrow deposits held by lenders for the payment of property taxes, insurance and replacement reserves. Restricted cash is invested primarily in short-term securities.

         Also included in restricted cash are amounts held in trust for non-combined affiliated entities of Drever Partners, Inc. Such amounts represent cash of affiliated entities of Drever Partners, Inc. which has been put under the care and control of Drever Partners, Inc. A reserve has been established in an amount equal to the cash balances held in trust and is included in accounts and notes payable to related parties in the accompanying financial statements.

         REAL ESTATE ASSETS AND DEPRECIATION -- Expenditures directly related to the acquisitions and improvement of real estate assets are capitalized at cost as land, buildings and improvements. Drever capitalizes the cost of appliances, carpets, major exterior painting, roof replacement and expenditures for other major property improvements, as well as rehabilitation costs incurred for properties acquired.

         Depreciation is computed on a straight-line basis over the estimated useful lives of 30 years for buildings and five, ten or 15 years for personal property.

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 - (CONTINUED)


         In March 1995, Statement of Financial Accounting Standard ("SFAS")
No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," was issued. Drever adopted SFAS No. 121 in 1995. Drever's management routinely reviews its investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on Drever's policy for reviewing impairment of long-lived assets, there was no adjustment necessary for impairment of properties during the three-year period ended December 31, 1996.

         DEFERRED FINANCING COSTS AND AMORTIZATION -- Legal fees and other costs associated with obtaining financing have been capitalized and are being amortized over the terms of the related debt. Financing costs were reported net of amortization of $2,998,000, $2,568,000, and $2,107,000 as of June 30, 1997,
and December 31, 1996 and 1995, respectively.

         EARNINGS PER SHARE -- The accompanying combined financial statements do not include disclosures of earnings per share as Drever Partners, Inc. and affiliates represent privately held corporate entities and partnerships for which this disclosure would be meaningless.

         INCOME TAXES -- DPI, AOF, Inc. and AOFII, Inc. elected to be taxed as C Corporations under the Internal Revenue Code and account for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the use of the liability method of accounting for income taxes. Deferred taxes are recorded based on the difference between the financial statement and income tax bases of assets and liabilities. A valuation allowance is recognized for deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized.

         No provision for income taxes has been made in the accompanying combined financial statements for the combined operations of the Partnerships because these taxes are the responsibility of the individual partners.

         USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses during the reporting period.
Actual results may differ from such estimates.

         ENVIRONMENTAL REMEDIATION COSTS -- Drever accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. Drever's management is not aware of any environmental remediation obligations which would materially affect the operations, financial position or cash flows of the combined entity.

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 - (CONTINUED)


         INTERIM FINANCIAL DATA -- In the opinion of management, the accompanying unaudited combined financial statements contain all the adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the combined entity as of June 30, 1997 and 1996, and the results of their operations and changes in their financial position for the six months ended June 30, 1997 and 1996.

3.       ACQUISITIONS AND DISPOSITIONS

         ACQUISITIONS -- During 1995, the Partnerships acquired two apartment properties containing 484 units for a cost of $20,257,000 located in San Diego, California and Houston, Texas. During 1994, the Partnerships acquired 18 apartment properties containing 4,492 units for a cost of $113,056,000. These properties are located in Houston, Dallas, Austin and Corpus Christi, Texas; San Diego, California; and Atlanta, Georgia. No properties were acquired during 1996.

         The acquisitions were accounted for by the purchase method of accounting and the accompanying combined financial statements reflect the results of operations of the acquired properties since the date of purchase.

         DISPOSITIONS -- During 1994, a Partnership disposed of one apartment property containing 326 units for $1,536,000, less closing costs. In connection with this disposition, the Partnership recorded a gain on the sale of property of $156,000. During 1995, a Partnership sold land adjacent to one of its apartment properties due to condemnation. In connection with this disposition, the Partnership recorded a loss on sale of $90,000. No real estate asset dispositions occurred during 1996.

         In April 1997, a Partnership disposed of one apartment property having 72 units. In connection with this disposition, the buyer assumed the mortgage notes on the property of $1,351,000 and the Partnership recorded a net loss on the sale of property of $170,000.

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 - (CONTINUED)

4.       REAL ESTATE ASSETS

         Changes in real estate assets and related accumulated depreciation for the years ended December 31, 1996, 1995 and 1994, and the six-month period ended June 30, 1997, are as follows:

Real estate assets:
     Balance at January 1, 1994..............................................     $350,074,000
     Purchase of real estate assets..........................................      113,056,000
     Sale of real estate assets..............................................       (1,344,000)
     Fixed asset additions...................................................       19,494,000
                                                                                  ------------
     Balance at December 31, 1994............................................      481,280,000
     Purchase of real estate assets..........................................       20,257,000
     Sale of real estate assets..............................................         (200,000)
     Fixed asset additions...................................................       21,851,000
                                                                                  ------------
     Balance at December 31, 1995............................................      523,188,000
     Fixed asset additions...................................................       11,580,000
                                                                                  ------------
     Balance at December 31, 1996............................................      534,768,000
     Fixed asset additions (unaudited).......................................        4,105,000
     Sale of real estate assets (unaudited)..................................       (2,352,000)
                                                                                  ------------
     Balance at June 30, 1997 (unaudited)....................................     $536,521,000
                                                                                  ============

Accumulated depreciation:
     Balance at January 1, 1994..............................................     $ 39,348,000
     Depreciation expense....................................................       16,776,000
     Write-off related to real estate assets sold............................          (15,000)
                                                                                  ------------
     Balance at December 31, 1994............................................       56,109,000
     Depreciation expense....................................................       20,703,000
                                                                                  ------------
     Balance at December 31, 1995............................................       76,812,000
     Depreciation expense....................................................       22,448,000
                                                                                  ------------
     Balance at December 31, 1996............................................       99,260,000
     Depreciation expense (unaudited)........................................       11,220,000
     Write-off related to real estate assets sold (unaudited)................         (831,000)
                                                                                  ------------
     Balance at June 30, 1997 (unaudited)....................................     $109,649,000
                                                                                  ============

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 - (CONTINUED)

5.       ACCRUED EXPENSES AND OTHER LIABILITIES

         Included in accrued expenses and other liabilities at June 30, 1997, and December 31, 1996 and 1995, are the following:

                                                            December 31,
                                                      ------------------------
                                     June 30, 1997      1996            1995
                                     -------------    ---------     ----------
                                      (Unaudited)
Security deposits .................   $3,804,000     $3,782,000     $3,649,000
Accrued interest ..................    1,694,000      1,685,000      1,915,000
Other accrued liabilities .........    2,306,000      1,657,000      1,526,000
Self-insurance reserve ............           --        468,000        336,000
Federal income taxes payable ......      461,000        464,000        397,000
                                      ----------     ----------     ----------
                                      $8,265,000     $8,056,000     $7,823,000
                                      ==========     ==========     ==========


         Other accrued liabilities include construction advances, net over billings for construction services, and other miscellaneous operational accruals for DPI and the Partnerships.

         SELF INSURANCE RESERVE -- During 1996, 1995 and 1994, Drever maintained a self-insurance program for that portion of employee health care and Texas workers' compensation costs which are not covered by insurance contracts. The self-insurance reserve represents Drever's estimated liability for workers' compensation and health benefits claims, including those that have been incurred but not yet reported. The amounts are based on actuarially determined estimates.

         Beginning January 1, 1997, all of Drever's employees became covered under a standard workers' compensation insurance contract. Any claims incurred after January 1, 1997, will be covered under the new policy. Existing claims for injuries prior to January 1, 1997, will be covered under the self-insurance program.

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 - (CONTINUED)

6.       MORTGAGE NOTES PAYABLE AND OTHER LONG TERM DEBT

         Mortgage notes payable consist of the following:

                                                        As of December 31, 1996
                                                      ------------------------------                      Principal Balance as of
                                                        Weighted        Weighted                       ----------------------------
                                                         Average       Average Years                   December 31,      June 30,
                                                      Interest Rate     to Maturity       1996              1995           1997
                                                      -------------    -------------   -------------   -------------   ------------
                                                                                                                        (Unaudited)
Fixed rate conventional mortgage notes payable,
  bearing interest at rates
  ranging from 6.95% to 9.63% per annum,
  maturing at various dates from August
  1998 through February 2007 ........................     7.43%          4.2 years     $242,580,000     $244,630,000    $240,513,000

Variable rate conventional mortgage notes payable,
  bearing interest at rates
  ranging from LIBOR plus 1.75% to prime plus
  1.50% per annum, maturing at
  various dates from
  August 1997 through November 2026 .................     8.08%          5.4 years       48,274,000       49,072,000      46,753,000
                                                          ----           ---------     ------------     ------------    ------------

Total/weighted average ..............................     7.55%          4.3 years     $290,854,000     $293,702,000    $287,266,000
                                                          ====           =========     ============     ============    ============


         At June 30, 1997 and December 31, 1996 and 1995, all of Drever's real estate assets were collateral for the various mortgage loans which are nonrecourse to the partners.

         Drever Partners, Inc. has guaranteed the payment of $17,750,000 of the Partnerships' mortgage notes as of December 31, 1996 and June 30, 1997.

         OTHER LONG-TERM DEBT -- In September 1994, CMC received $700,000 under a promissory note which was principally used to finance computer conversions and expansions. The note is secured by certain computer equipment and is guaranteed by Drever Partners, Inc. The note bears interest at the lenders prime rate. At June 30, 1997, and December 31, 1996 and 1995, the outstanding amount due under the note was $81,000, $162,000 and $599,000, respectively. The balance of the note is due December 1997.

         At June 30, 1997, and December 31, 1996 and 1995, DPI has additional notes due to other third parties. These notes are non-interest-bearing and are due on various dates in 1997 ($140,000) and 1998 ($40,000). The balance of these notes at June 30, 1997, and December 31, 1996 and 1995, were $130,000, $180,000 and $12,000, respectively.

         In February 1994, AOF II, Inc. entered into a $383,000 note agreement with an investor in AOF II. The note bears interest at 9% with monthly payments of interest only. The outstanding principal and unpaid interest is due in November 2003. The outstanding amount due under this note at June 30, 1997, and December 31, 1996 and 1995, was $295,000.

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 - (CONTINUED)

         At December 31, 1995, Drever Partners, Inc. had a $440,000 note with a lending institution. Such note bears interest at the bank's prime rate and matured in September 1996.

         Drever Partners, Inc. has a note payable with a lending institution which bears interest at 11.5% and matures in January 2010. The outstanding balance at June 30, 1997, and December 31, 1996 and 1995, was $120,000, $122,000
and $123,000, respectively.

         PRINCIPAL DEBT MATURITIES -- Principal debt maturities, including balloon payments, for the next five years are as follows:

                           June 30, 1997
                             (Unaudited)                     December 31, 1996
                    ------------------------------    ------------------------------
                      Mortgage            Other          Mortgage         Other
                        Notes           Long-Term         Notes         Long-Term
                      Payable              Debt          Payable          Debt
                    ------------     -------------    -------------    -------------
1997 ..........     $  6,279,000     $    173,000     $  8,516,000     $    306,000
1998 ..........       23,149,000           45,000       24,500,000           45,000
1999 ..........       12,801,000            5,000       12,801,000            5,000
2000 ..........       76,428,000            6,000       76,428,000            6,000
2001 ..........      145,762,000            7,000      145,762,000            7,000
Thereafter ....       22,847,000          390,000       22,847,000          390,000
                    ------------     ------------     ------------     ------------
     Total ....     $287,266,000     $    626,000     $290,854,000     $    759,000
                    ============     ============     ============     ============

         EXTRAORDINARY ITEMS -- During 1996, Drever refinanced approximately $36,978,000 of mortgage loans prior to maturity, which resulted in an aggregate extraordinary gain of $348,000. During 1994, Drever refinanced $98,181,000 of mortgage loans prior to maturity which resulted in an aggregate extraordinary loss of $735,000.

7.       INVESTOR NOTES

         Investor notes represent amounts due to investors by the Partnerships. Investor notes bear interest at various rates ranging between 9.5% and 10% and mature at various dates ranging from December 1997 ($304,000) through December 1998 ($2,141,000). Interest only payments are due monthly with the principal due in full upon maturity. The balance of these notes at June 30, 1997, and December 31, 1996 and 1995, was $2,336,000, $2,445,000 and $2,366,000, respectively.

         Also included in investor notes is the outstanding principal and accrued interest due under a note between Houston Portfolio Joint Venture II ("HPJVII"), a Partnership, and an investor, which was executed in February 1990. The note bears base interest at 5% and will earn additional interest equal to approximately 25% of the respective Partnership's profits realized upon sale of its properties. All base interest, unpaid principal and additional interest is due upon disposition of the Partnership's assets or in February 2002. The outstanding amount due under this note at June 30,

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 - (CONTINUED)

1997, and December 31, 1996 and 1995, was $4,000,000, $4,052,000 and $4,131,000,
respectively, including all unpaid interest. The note is convertible into partners' capital at the option of the investor or HPJVII upon the satisfaction of certain conditions precedent as specified in the note agreement.

8.       PARTNERS'/STOCKHOLDERS' EQUITY

         PARTNERS' CAPITAL -- Each of the Partnerships were formed under the provisions of a partnership agreement (collectively, the "Agreements"). Pursuant to the Agreements, initial contributions were made by each of the partners. A capital account is maintained for each partner in which their account is increased with the initial and any subsequent contributions and income from operations and decreased for any distributions and losses from operations. During the years ended December 31, 1996, 1995 and 1994, distributions to limited partners were $15,168,000, $14,504,000 and $14,646,000, respectively.
Distributions to the general partner were $20,000 and $60,000 for the six month period ended June 30, 1997 and year ended December 31, 1996, respectively. No distributions were made to the general partner with respect to its carried interest during the years ended December 31, 1995 and 1994. During the six-month period ended June 30, 1997, distributions to limited partners were $4,187,000. Contributions to the partnerships for the years ended December 31, 1996, 1995 and 1994, were $195,000, $12,304,000 and $80,323,000. No contributions were received during the six-month period ended June 30, 1997.

         Each partner's capital account is increased for their allocated share of net income of the partnership and decreased for their allocated share of net losses. Net income and losses are allocated to each partner based on their ownership interest in the partnership. However, no losses are allocated to the limited partners once their capital account is zero. Limited partners' unallocated losses are allocated to the general partner.

         STOCKHOLDERS' EQUITY -- Drever Partners, Inc. has 5,000 shares of no par value stock authorized and issued and 4,050 shares outstanding at June 30, 1997, and December 31, 1996 and 1995. CMC, DCC and CRFC each have 1,000 shares of $1 par value stock authorized, issued and outstanding at June 30, 1997, and December 31, 1996 and 1995. DM & Co. has 2,500 shares of no class, no par value stock authorized and 100 shares issued and outstanding at June 30, 1997, and December 31, 1996 and 1995. Drever Partners, Inc. owns 100% of DCC and DM & Co., 95% of CRFC and 90% of CMC outstanding stock. The remaining shares are held by officers of the entities. During the six-month period ended June 30, 1997 and the three-year period ended December 31, 1996, no dividends were declared or paid by Drever Partners, Inc., DCC, CMC or CRFC. As of June 30, 1997, a sale of Drever Partners, Inc.'s investment in DM & Co. to a third party is pending, which is expected to be completed in the third quarter of 1997.

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 - (CONTINUED)

         AOF, Inc. and AOFII, Inc. each have 10,000 shares of $1 par value stock authorized, issued and outstanding at June 30, 1997, and December 31, 1996 and 1995. During the three-year period ended December 31, 1996, and the six-month period ended June 30, 1997, no dividends were declared or paid by AOF, Inc. and AOFII, Inc.

9.       FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

         The following disclosure of estimated fair value of financial instruments was determined by Drever using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

         Cash and cash equivalents, receivables (including receivables from related parties), accounts payable and accrued expenses and other liabilities are carried at amounts which reasonably approximate their fair value.

         The fixed rate mortgage notes payable of $242,580,000 and $244,630,000 as of December 31, 1996 and 1995, respectively, have a fair value which approximates the book value as estimated based upon interest rates available for the issuance of debt with similar terms and remaining maturities as of the respective year end.

         The fair value estimates presented herein are based on information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and current estimates of fair value may differ significantly from the amounts presented herein.

10.      PROVISION FOR INCOME TAXES

         The provision for income taxes for DPI consists of the following for the six-month periods ended June 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994:

                        June 30,                                December 31,
                    -----------------------     -------------------------------------
                       1997          1996          1996          1995          1994
                    ---------     ---------     ---------     ---------      ---------
                          (Unaudited)
Current .......     $ 322,000     $ 243,000     $ 553,000     $(269,000)     $ 796,000
Deferred ......            --            --        94,000       756,000       (423,000)
                    $ 322,000     $ 243,000     $ 647,000     $ 487,000      $ 373,000
                    =========     =========     =========     =========      =========

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 - (CONTINUED)

         DPI's effective tax rate differs from the federal statutory rate of 34% in 1997, 1996, 1995 and 1994 primarily due to nondeductible meals and entertainment, penalties and state income taxes.

         Deferred taxes result primarily from temporary differences in the recognition of bad debt expense, self-insurance reserves, depreciation and accrual versus cash accounting between reporting for income tax and financial statement purposes.

         The tax effects of items that gave rise to significant portions of the deferred tax accounts are as follows:


                                                                             December 31,
                                                                        ------------------------
                                                       June 30, 1997       1996           1995
                                                       -------------    ---------      ---------
                                                       (Unaudited)
Deferred tax assets:
     Fixed asset depreciable basis adjustment .......    $ 172,000      $ 172,000      $ 156,000
     Accruals not deductible until paid .............      178,000        178,000        308,000
     Bad debt allowance .............................      180,000        180,000        180,000
     Other ..........................................       79,000         79,000         59,000
                                                         ---------      ---------      ---------
                                                           609,000        609,000        703,000
Deferred tax liability -- Partnership tax basis
  adjustment ........................................     (435,000)      (435,000)      (435,000)
                                                         ---------      ---------      ---------
                                                         $ 174,000      $ 174,000      $ 268,000
                                                         =========      =========      =========

         Management believes that DPI has the ability to utilize its deferred tax assets by applying them against taxable income to be generated in future years. Accordingly, no valuation allowance for deferred tax assets has been recorded for 1997, 1996 or 1995.

11.      COMMITMENTS AND CONTINGENCIES

         Drever is the lessee under various noncancelable operating leases for its principal office facilities and other equipment leases. Minimum annual lease payments required under these operating leases at December 31, 1996, are as follows:

1997.......................................................   $  841,000
1998.......................................................      511,000
1999.......................................................      439,000
2000.......................................................      226,000
                                                              ----------
     Total.................................................   $2,017,000
                                                              ==========

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 - (CONTINUED)

         Rent expense for the years ended December 31, 1996, 1995 and 1994, and the six-month periods ended June 30, 1997 and 1996, was $954,000, $1,091,000, $1,089,000, $529,000 and $501,000, respectively.

         As part of a written Stock Purchase Agreement, Drever Partners, Inc. has the obligation to acquire 500 shares of common stock held by a former officer of Drever Partners, Inc. The purchase price is to be the fair market value of such shares as of May 1, 1994, as determined by a court-appointed appraiser. Contemporaneous to the May 1, 1994 valuation date, management ordered an independent appraisal to provide management with an estimate of its obligation to acquire such shares. The independent appraisal resulted in a $322,000 fair market value for the shares as of May 1, 1994. Drever Partners, Inc. has recorded this estimate for the obligation, which is included in accrued expenses and other liabilities in the accompanying combined financial statements.

         Drever is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. While the resolution of such matters cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or cash flows of Drever.

12.      RELATED PARTY TRANSACTIONS

         PAYABLES TO RELATED PARTIES -- Payable to related parties represents amounts held in trust at December 31, 1996 ($325,000), and June 30, 1997 ($56,000), for non-combined affiliated entities of Drever Partners, Inc. Such amounts represent cash of affiliated entities of Drever Partners, Inc. which has been put under the care and control of the Company. The cash amounts are recorded in restricted cash in the accompanying financial statements.

         The remaining balance of payable to related parties represents miscellaneous amounts due to non-combined affiliated entities.

         RECEIVABLES FROM RELATED PARTIES -- Drever Partners, Inc. has notes receivable from Tassajara Shopping Center Associates, a non-combined affiliate of DPI, which bear interest at the lesser of 10% or prime plus 2%. The notes mature in March 1998 ($170,000) and July 1998 ($625,000). The outstanding balance for these notes at June 30, 1997, and December 31, 1996 and 1995, was $542,000, $795,000 and $263,000, respectively. Included in receivables from related parties is accrued interest on the notes of $15,000, $21,000 and $8,000 at June 30, 1997, and December 31, 1996 and 1995, respectively Also included in receivables from related parties are notes from officers of Drever Partners, Inc. and individual investors in affiliated partnerships. Officer notes bear interest at the lesser of 8% or the prime rate and are due upon liquidation of certain Partnerships. The balance of the officer notes at June 30, 1997, and December 31, 1996 and 1995, were $474,000, $368,000 and $181,000, respectively, including accrued interest. The individual investor notes bear interest at 9%, are secured by limited partnership interests in Las Positas Land

                      DREVER PARTNERS, INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
            SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED), AND
           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 - (CONTINUED)




Partners, LP, a non-combined affiliate, and mature upon the sale of the assets of Las Positas Land Partners, LP. The balance of the individual investor notes at June 30, 1997, and December 31, 1996 and 1995, was $74,000 $73,000 and
$66,000, respectively, including accrued interest.

         The remaining balance of receivables from related parties represents miscellaneous receivables, including employee advances and receivables from non-combined affiliated entities.

         During 1995, Drever Partners, Inc. forgave certain debt due from officers resulting in a loss of $455,000.

13.      EMPLOYEE BENEFIT PLANS

         401(K) PLAN -- Drever Partners, Inc. adopted a 401(k) Plan (the "Plan") for its employees and the employees of DPI. The Plan is a voluntary defined contribution plan. Employees are eligible to participate in the Plan following the completion of six months of service and the attainment of 18 years of age. Each participant may make contributions into the Plan in the form of a salary deferral of up to 20% of their annual salary (not to exceed $9,500 and $9,240 for 1996 and 1995, respectively). DPI contributes up to 10% of the employee's salary deferral up to a maximum of $120 per year in the form of a matching contribution. DPI also has the option to make additional discretionary contributions. A participant's salary deferral contribution is 100% vested at all times. Prior to January 1, 1995, a participant vested immediately in the DPI matching contribution. Subsequent to January 1, 1995, a participant vested in the DPI matching contribution after five years of service. DPI matching contributions for the years ended December 31, 1996, 1995 and 1994, were $20,000, $19,000 and $12,000, respectively. Matching contributions for the six-month periods ended June 30, 1997 and 1996, were $12,000 and $10,000, respectively.

14.      SUBSEQUENT EVENTS

         On October 1, 1997, the assets and business of Drever Partners, Inc. and Affiliates ("DPI"), were acquired by Walden through an acquisition pursuant to an Exchange Agreement and a Contribution agreement each dated as of May 21, 1997 by and between Walden and DPI as described in Note 1. Certain aspects of the Acquisition were approved by the stockholders of Walden at a special meeting held September 29, 1997 and the limited partners of each of the 18 limited partnerships of DPI and DPI's shareholders agreed to the exchange of their partnership interests and shares for Units (as defined below) and cash.

         The transaction value was $685 million, consisting of $303 million in operating partnership units ("Units") issued by Walden/Drever Operating Partnership ("WDOP") which are convertible, on or after the first anniversary of issuance, into $245 million of Walden Common Stock (10,322,580 shares) and $58 million of preferred stock (2,000,000 shares of 9% Redeemable Preferred Stock) with detachable warrants (6,666,667 Series B Warrants, each of which is exercisable for one-third of one share of Common Stock at $26.875 per share) and $95 million in cash. The balance of the consideration consisted of the assumption of $287 million of mortgage debt.

ITEM 7 (b).       PRO FORMA FINANCIAL INFORMATION

         The following Unaudited Pro Forma Condensed Combined Financial Statements include (i) the historical results of the Company, which should be read in conjunction with the combined financial statements of the Company and its "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996,as amended by Amendment No. 3 to Form 10-K, and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, as amended by Amendment NO. 1 to Form 10-Q, and (ii) the Combined Financial Statements of DPI, which consist of Drever Partners, Inc., four majority owned subsidiaries (including Drever McIntosh, Inc.), two affiliated corporations (AOF and AOF II), one affiliated entity and the 18 Partnerships, which should be read in conjunction with the combined financial statements of DPI included herein. The acquisition of DPI is recorded in accordance with the purchase method of accounting pursuant to Accounting Standards Board Opinion No. 16. It is assumed the combined entity, consisting of the Company and DPI, qualifies as a REIT with a taxable management company subsidiary. It is also assumed that the combined entities will have no Federal income tax liability for the periods presented. The Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of what the Company's financial position or results of operations would have been had the Acquisition occurred on the pro forma dates. Such financial statements also do not purport to represent the future financial position or results of operations of the Company.

         The purchase is being recorded based upon the cash and fair value of consideration given in the Acquisition. The fair values assigned to the Units are based upon the market price of the Common Stock ($23.75), the Company's 9.20% Senior Preferred Stock ($25.00) and the Company's Series A Warrants ($1.25) for five days prior and subsequent to the public announcement of the Acquisition. No assurance can be given that the market price of the Common Units, Preferred Units and the Warrants is or will be equal to such assigned values. The combined pro forma adjustments are based on certain estimates and currently available information. Such adjustments could change as additional information becomes available, as estimates are refined or as additional events occur. However, management does not expect any changes in the purchase price or allocation of such purchase price to be significant.

         The Unaudited Pro Forma Condensed Combined Statement of Income of the Company for the year ended December 31, 1996 is based upon the audited statements of income of the Company and DPI for the year ended December 31, 1996, adjusted to reflect as of January 1, 1996: (i) the purchase by the Company of 24 properties for $232.4 million, including the value of 44,379 limited partnership interests, (ii) the sale by the Company of three properties, (iii) the issuance by the Company of 1.8 million shares of Series A and Series B Convertible Redeemable Preferred Stock having net proceeds of $43.5 million,
(iv) the issuance by the Company of 2,917,650 shares of Common Stock having net proceeds of $61.1 million, (v) the issuance by the Company of 4.0 million shares of 9.20% Senior Preferred Stock, including the Series A Warrants having net proceeds of $95.3 million, (vi) the additional borrowings by the Company required to complete the purchase of 24 properties, (vii) the effects of accounting for the purchase of DPI, and (viii) the subsequent borrowing on the bridge loan and credit facility to pay off certain DPI mortgages.

         The Unaudited Pro Forma Condensed Combined Statement of Income of the Company for the six months ended June 30, 1997 is based upon the unaudited statements of operations of the Company and DPI for the six months ended June 30, 1997, adjusted to reflect as of January 1, 1997: (i) the purchase by the Company of eight properties for $53.4 million, including the value of 44,379 limited partnership interests, (ii) the additional borrowings by the Company required to complete the purchase of eight properties, (iii) the effects of accounting for the purchase of DPI, and (iv) the subsequent borrowing on the bridge loan and credit facility to pay off certain DPI mortgages.

                       WALDEN RESIDENTIAL PROPERTIES, INC.
            PRO FORMA CONDENSED COMBINED BALANCE SHEET (As Restated)
                                  JUNE 30, 1997
                                   (Unaudited)
                                 (In thousands)

                                                                                           Pro Forma         Combined
                                                          The Company        DPI          Transaction         Entity
                                                           Historical   Historical (a)   Adjustments (b)     Pro Forma
                                                           ----------   --------------   ---------------    -----------
ASSETS
     Real estate assets -- net .........................    $ 697,502    $   426,872     $   258,188(c)     $ 1,382,562
     Other assets ......................................       11,167          8,440          (3,317)(d)         16,290
     Cash and cash equivalents .........................        5,818         11,318          (1,913)(d)         15,223
     Restricted cash ...................................        8,640          2,537              --             11,177
                                                            ---------    -----------     -----------        -----------
         Total assets ..................................    $ 723,127    $   449,167     $   252,958        $ 1,425,252
                                                            ---------    -----------     -----------        -----------

LIABILITIES
     Mortgage notes payable ............................    $ 257,252    $   287,266     $  (120,070)(e)    $   424,448
     Credit facility ...................................       29,350             --         104,370(f)         133,720
     Bridge loan .......................................           --             --         110,000(g)         110,000
     Other liabilities .................................       18,984         23,863          (6,798)(d)         36,049
                                                            ---------    -----------     -----------        -----------
         Total liabilities .............................      305,586        311,129          87,502            704,217
                                                            ---------    -----------     -----------        -----------

Minority Interests......................................       15,936                        303,494(h)         319,430

STOCKHOLDERS' EQUITY
     Common stock ......................................          177             --              --                177
     Preferred stock ...................................           58             --              --                 58
     Additional paid in capital ........................      451,517             --              --            451,517
     Partners'/stockholders' equity ....................           --        138,038         (138,038)(h)            --
     Notes receivable from Company officers ............       (5,263)            --              --             (5,263)
     Deferred compensation on restricted stock .........       (2,463)            --              --             (2,463)
     Distributions in excess of net income .............      (42,421)            --              --            (42,421)
                                                            ---------    -----------     -----------        -----------
         Total stockholders' equity ....................      401,605        138,038        (138,038)           401,605
                                                            ---------    -----------     -----------        -----------
         Total liabilities and stockholders' equity ....    $ 723,127    $   449,167     $   252,958        $ 1,425,252
                                                            =========    ===========     ===========        ===========



                             See accompanying notes.

                       WALDEN RESIDENTIAL PROPERTIES, INC.
                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                         BALANCE SHEET (as Restated)
                                  JUNE 30, 1997
            (In thousands, except property and per share information)

         (a) Represents the condensed combined balance sheet of the DPI included herein.

         (b) Represents adjustments to record the acquisition of DPI in accordance with purchase accounting, assuming a market value of $23.75 per Common Unit, which is exchangeable for one share of Common Stock and a market value of $29.17 per Preferred Unit exchangeable for one share of Redeemable Preferred Stock and 31/3 Warrants, each of which is exercisable for one-third of one share of Common Stock at $26.875 per share as follows:

     Issuance of 10,323 Common Units................................    $245,161
     Issuance of 2,000 Preferred Units..............................      58,333
     Cash consideration to DPI .....................................      85,000
     Assumption of the Partnerships' mortgage indebtedness
       (approximates fair value) ...................................     287,266
     Transaction costs .............................................       9,300
                                                                        --------
     Purchase price -- real estate assets ..........................    $685,060
                                                                        ========

         The following is a calculation of the estimated fees and other expenses related to the Acquisition:

Advisory fees (fairness opinion) ....     $1,400
Legal and accounting fees ...........      1,300
Loan transfer fees and costs ........      5,700
Due diligence .......................        600
Other ...............................        300
                                          ------
Transaction costs ...................     $9,300
                                          ======

         (c) The increase of $258,188 in the book value of DPI's real estate assets is based upon the purchase price adjusted to eliminate the historical basis and related accumulated depreciation as follows:

Purchase price ........................................     $ 685,060
Less: Historical basis of DPI's real estate assets ....      (536,521)
Plus: Historical accumulated depreciation of DPI's
  real estate assets ..................................       109,649
                                                            ---------
Pro forma real estate assets adjustment ...............     $ 258,188
                                                            =========

         (d) Represents the excess cash in the cash reserves necessary to provide payment of certain liabilities of DPI per the exchange and contribution agreement.

                                                 DPI                                DPI
                                              Historical        Adjustments       Pro Forma
                                              ----------        -----------       ---------
  Other assets assumed....................    $   8,440          $(3,317) (i)     $   5,123
  Cash and cash equivalents...............       11,318             --               11,318
  Restricted cash.........................        2,537             --                2,537
  Other liabilities assumed...............      (23,863)           6,798  (ii)      (17,065)
                                                                                  ---------
  Pro forma cash adjustment...............                                        $   1,913
                                                                                  =========

                  (i) To adjust the historical basis of DPI's other assets to eliminate deferred financing costs, deferred tax asset and the other assets of Drever McIntosh which was eliminated in connection with the acquisition of DPI.

                  (ii) To adjust the Federal income taxes and investor notes payable, which was eliminated in connection with the acquisition of DPI.

         (e) Represents DPI mortgage loans paid off subsequent to the Acquisition as follows:

             Bridge Loan ..................    $110,000
             Credit facility borrowing ....      10,070
                                               --------
                 Total reduction ..........    $120,070
                                               ========

         (f) Represents borrowings under the Company's unsecured credit facility as follows:

              Cash consideration to DPI ...............................     $ 85,000
              DPI indebtedness paid off subsequent to Acquisition .....       10,070
              Transaction costs .......................................        9,300
                                                                            --------
              Pro forma credit facility adjustment ....................     $104,370
                                                                            ========

         (g) Represents borrowings on the unsecured 90-day bridge loan used to pay off certain DPI mortgages.

         (h) Represents minority interests as a result of the issuance of 10,323 Units at a price of $23.75 per unit and 2,000 Preferred Convertible Units at a price of $29.17 per unit (see note (b)), and to eliminate partners'/stockholders' equity of DPI.

                        WALDEN RESIDENTIAL PROPERTIES, INC.
        PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (as Restated)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                   (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                             The Company                                                   Combined
                                                --------------------------------------                     Pro Forma        Entity
                                                              Pro Forma                    DPI            Transaction        Pro
                                                Historical  Adjustments (a)  Pro Forma  Historical (b)    Adjustments       Forma
                                                ----------  ---------------  ---------  --------------  ----------------- ---------
REVENUES
     Rental income...........................    $  64,587    $    3,034     $  67,621    $  54,635      $       (90)(c)  $ 122,166
     Other property income...................        2,605           109         2,714        1,633               (1)(c)      4,346
     Interest income.........................          849          (311)          538          229             --              767
     Other income (expense)..................          --           --            --           (200)             538(d)         338
                                                 ---------    ----------    ----------    ---------      -----------      ---------
         Total revenues......................       68,041         2,832        70,873       56,297              447        127,617
                                                 ---------    ----------    ----------    ---------      -----------      ---------

EXPENSES (j)
     Property operating and maintenance......       22,013         1,005        23,018       20,048              (55)(c)     43,011
     Real estate taxes.......................        6,561           346         6,907        5,780             --           12,687
     General and administrative..............        3,394          --           3,394        4,209             --            7,603
     Interest................................       10,121           665        10,786       11,060            2,834(c,e)    24,680
     Financing costs and amortization........          411          --             411          430             (430)(f)        411
     Depreciation............................       13,121           528        13,649       11,278              860(c,g)    25,787
                                                 ---------    ----------    ----------    ---------      -----------      ---------
         Total expenses......................       55,621         2,544        58,165       52,805            3,209        114,179
                                                 ---------    ----------    ----------    ---------      -----------      ---------
Operating income.............................       12,420           288        12,708        3,492           (2,762)        13,438
Gain (loss) on disposition of real
  property...................................          --           --            --           (170)             170(c)         --
                                                 ---------    ----------    ----------    ---------      -----------      ---------
Income before income taxes and income
  allocated to minority interests............       12,420           288        12,708        3,322           (2,592)        13,438
Income taxes.................................          --           --            --           (322)             322(h)         --
Income before income allocated to                ---------    ----------    ----------    ---------      -----------      ---------
  minority interests.........................       12,420           288        12,708        3,000           (2,270)        13,438
Income allocated to minority interests.......         (800)           (4)         (804)        --             (3,654)(i)     (4,458)
                                                 ---------    ----------    ----------    ---------      -----------      ---------
Net Income...................................       11,620           284        11,904        3,000           (5,924)         8,980
Preferred distributions......................       (6,623)         --          (6,623)        --               --           (6,623)
                                                 ---------    ----------    ----------    ---------      -----------      ---------
Net income available to common
  stockholders...............................    $   4,997    $      284    $    5,281    $   3,000      $    (5,924)     $   2,357
                                                 =========    ==========    ==========    =========      ===========      =========
Net income available to common
  stockholders per share.....................    $    0.29                  $     0.30                                    $    0.14
                                                 =========                  ==========                                    =========
Distributions per share of
  common stock...............................    $   0.965                  $    0.965                                    $  0.965
                                                 =========                  ==========                                    =========
Weighted average shares of common
  stock outstanding..........................       17,329             17       17,346                                       17,346
                                                 =========    ===========   ==========                                    =========



                             See accompanying notes.

                       WALDEN RESIDENTIAL PROPERTIES, INC.
        PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (as Restated)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                             The Company                                                   Combined
                                                --------------------------------------                   Pro Forma          Entity
                                                              Pro Forma                    DPI          Transaction          Pro
                                                Historical  Adjustments (a)  Pro Forma  Historical (b)  Adjustments         Forma
                                                ----------  ---------------  ---------  --------------  ------------      ---------
REVENUES
     Rental income.............................  $ 105,602     $   27,974    $ 133,576    $  107,344     $  (498)(c)      $240,422
     Other property income.....................      3,873            876        4,749         3,259         (16)(c)         7,992
     Construction revenues.....................       --             --           --             919           --              919
     Interest income...........................      1,433           (349)       1,084           620           --            1,704
     Other income (expense)....................        263           --            263        (1,092)        2,628(d)        1,799
                                                 ---------     ----------    ---------    ----------     ---------        ---------
         Total revenues........................    111,171         28,501      139,672       111,050         2,114          252,836
                                                 ---------     ----------    ---------    ----------     ---------        ---------

EXPENSES (j)
     Property operating and maintenance........     37,521         10,028       47,549        40,682         (310)(c)        87,921
     Real estate taxes.........................     10,039          2,794       12,833        11,486          (33)           24,286
     Construction cost of sales................       --             --           --             891          --                891
     General and administrative................      5,124           --          5,124         9,343          --             14,467
     Interest..................................     20,573            857       21,430        22,909        4,527(c,e)       48,866
     Financing costs and amortization..........        916            (94)         822           888         (888)(f)           822
     Depreciation..............................     19,810          7,488       27,298        22,888        1,388(c,g)       51,574
                                                 ---------     ----------    ---------    ----------     --------         ---------
         Total expenses........................     93,983         21,073      115,056       109,087        4,684           228,827
                                                 ---------     ----------    ---------    ----------     --------         ---------
Operating income...............................     17,188          7,428       24,616         1,963       (2,570)           24,009
Gain (loss) on disposition of real
  property.....................................      1,934           --          1,934          --            --(c)           1,934
                                                 ---------     ----------    ---------    ----------     --------         ---------
Income before income taxes and income allocated
  to minority interests .......................     19,122          7,428       26,550         1,963       (2,570)           25,943
Income taxes...................................       --             --           --            (647)         647(h)          --
                                                 ---------     ----------    ---------    ----------     --------         ---------
Income before income allocated to
  minority interests ..........................     19,122          7,428       26,550         1,316       (1,923)           25,943
Income allocated to minority interests ........     (1,705)           (10)      (1,715)                    (6,926)(i)        (8,641)
                                                 ---------     ----------    ---------    ----------     --------         ---------
Net Income.....................................     17,417          7,418       24,835         1,316       (8,849)           17,302
Preferred distributions........................     (2,387)       (10,909)     (13,296)         --           --             (13,296)
                                                 ---------     ----------    ---------    ----------     --------         ---------
Net income available to common
  stockholders.................................  $  15,030     $   (3,491)   $  11,539    $    1,316     $ (8,849)        $   4,006
                                                 =========     ==========    =========    ==========     ========         =========
Net income available to common
  stockholders per share.......................  $    1.02                   $    0.68                                    $    0.24
                                                 =========                   =========                                    =========
Distributions per share of
  common stock.................................  $    1.86                   $    1.86                                    $    1.86
                                                 =========                   =========                                    =========
Weighted average shares of common
  stock outstanding............................     14,720          2,321       17,041                                       17,041
                                                 =========     ==========    =========                                    =========



                             See accompanying notes.

                       WALDEN RESIDENTIAL PROPERTIES, INC.
                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       STATEMENT OF INCOME (AS RESTATED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1996
                   (In thousands, except property information)

         (a) The pro forma adjustments for the six months ended June 30, 1997, reflect as of January 1, 1997: (i) the operations of eight apartment properties acquired by the Company in 1997, and (ii) the reduction in interest income and increase in interest expense related to the acquisitions by the Company.

         The pro forma adjustments for the year ended December 31, 1996, reflect as of January 1, 1996: (i) the operations of 24 apartment properties acquired by the Company in 1996 and 1997, (ii) the sale by the Company of three apartment properties, (iii) the issuance by the Company of 1,800 shares of Series A and Series B Convertible Redeemable Preferred Stock, (iv) the issuance by the Company of 2,918 shares of Common Stock, (v) the issuance by the Company of 4,000 shares of Senior Preferred Stock, and (vi) the reduction in interest income and increase in interest expense related to the acquisitions by the Company.

         (b) Represents the condensed combined statement of operations of the DPI included herein.

         (c) Represents the elimination of the operations of One Stanford Court, a 72-unit apartment property sold by Drever in April 1997.

         (d) Represents the elimination of Drever McIntosh, which was sold prior to closing the Acquisition.

         (e) Represents interest expense on $104,370 borrowed under the Company's variable rate credit facility to complete the Acquisition and interest expense and fees on the $110,000 bridge loan used to pay off several of the DPI mortgage balances subsequent to the Acquisition. Interest expense was reduced to reflect the DPI mortgage balances that were paid off subsequent to the Acquisition. The weighted average combined interest rate on the credit facility and bridge loan were 6.96% and 6.83% for the six months ended June 30, 1997 and the year ended December 31, 1996, respectively.

         (f) Represents an adjustment to the amortization of deferred financing costs associated with the Partnerships' mortgage indebtedness, which was eliminated in connection with the acquisition of DPI.

         (g) Represents an adjustment to depreciation of real estate owned as a result of recording the real estate assets of DPI at fair value versus historical cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which have an estimated weighted average useful life of approximately 24 years. Buildings acquired in the Acquisition are being depreciated over 25 years and other depreciable assets over 5, 10 or 15 years depending on the useful life of the related asset.

                       WALDEN RESIDENTIAL PROPERTIES, INC.
                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                STATEMENT OF INCOME - (AS RESTATED) (CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1996
                   (In thousands, except property information)

         Calculation of the fair value of depreciable real estate assets at June 30, 1997:

              Purchase price (see pro forma condensed combined
                balance sheet note (b)).........................................    $ 685,060
              Less: Purchase price allocated to land............................     (102,759)
                                                                                   ----------
              Pro forma basis of DPI's depreciable
                real estate assets recorded at fair value.......................    $ 582,301
                                                                                    =========


         Calculation of depreciation of real estate owned for the six month ended June 30, 1997 and the year ended December 31, 1996 are as follows:

                                                                   Six Months Ended     Year Ended
                                                                     June 30, 1997   December 31, 1996
                                                                   ----------------  -----------------
     Depreciation expense based upon an
       estimated weighted average useful life
       of approximately 24 years..............................        $   12,138        $  24,276
     Less: Historical depreciation of DPI.....................           (11,278)         (22,888)
                                                                      ----------        ---------
     Pro forma adjustment.....................................        $      860        $   1,388
                                                                      ==========        =========

         (h) Represents the elimination of DPI's provision for income taxes since the combined entity will operate as a REIT for Federal income tax purposes and, therefore, will not be subject to Federal income taxes.

         (i) Represents the income allocated to minority interests and the distributions on the Preferred Units issued in connection with the Acquisition (see note (b) of the pro forma condensed combined balance sheet).

         (j) Although not presented as pro forma adjustments because they do not meet the criteria for such presentation, management anticipates that the combination of the Company and DPI will create property operational savings, as well as significant administrative cost savings, of approximately $5,000 in the first full year of operations.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      WALDEN RESIDENTIAL PROPERTIES, INC.

                                      By: /s/  Mark S. Dillinger
                                          -------------------------------------
                                          Mark S. Dillinger
                                          Executive Vice President,
                                          Chief Financial Officer and Director
                                          (Principal Financing and Accounting
                                          Officer)

                                      Date:   February 18, 1998
                                           ------------------------------------

                               INDEX TO EXHIBITS


Exhibit
Number                Description
------                -----------
 23.1                 Independent Auditors' Consent